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CONTACTS:     Thomas C. Tekulve
              Chief Financial Officer
              (714) 758-4381

              Gary S. Maier/Roger S. Pondel
              Pondel Parsons & Wilkinson
              (310) 207-9300

                                                      FOR IMMEDIATE RELEASE


                   SAFEGUARD SIGNS DEFINITIVE AGREEMENTS TO ACQUIRE
                         LEADING DENTAL MANAGED CARE COMPANY

ANAHEIM, CALIFORNIA--August 21, 1996 -- Safeguard Health Enterprises, Inc. (Nasdaq-NMS:SFGD), today announced the signing of two definitive agreements to acquire all the issued and outstanding stock of First American Dental Benefits, Inc., dba American Dental Corporation, a privately held dental managed care company based in Dallas, Texas, and an affiliated marketing entity.

The acquisition, which was initiated with the signing of a letter of intent on July 11, 1996, is expected to be completed within the next several weeks. The closing of the transaction is subject to certain conditions, including the approval of the Texas Department of Insurance. It is anticipated that the acquisition will add nearly 200,000 members to Safeguard's existing 808,000-member base. Additional terms


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were not disclosed.

"The acquisition of American Dental Corporation, coupled with our strong financial results for the second quarter, solidly positions Safeguard for continued revenue and membership growth," said Steven J. Baileys, D.D.S., chairman and chief executive officer of Safeguard. Net income for Safeguard's second quarter ended June 30, 1996, as recently reported, rose 69 percent on a revenue gain of 12 percent. "American Dental holds a dominant position in Texas
- - which is consistent with our objective to grow our business to become the leader in each market we serve," Dr. Baileys added.

Safeguard is a multifaceted specialized health care marketing company providing benefits to over 808,000 members in 12 states, enrolled in various managed dental and vision care programs, indemnity dental and vision programs, and life insurance products. In addition, the company provides administrative and preferred provider organization services and owns and operates 32 dental offices located throughout California. Safeguard contracts with approximately 3,000 client organizations and provides benefits through over 13,000 contracting providers. The company's various products are sold through a network of independent agents and a direct sales force.

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